NL REPORTS FOURTH QUARTER 2024 RESULTS

DALLAS, TEXAS – March 6, 2025 – NL Industries, Inc. (NYSE: NL) today reported net income attributable to NL stockholders of $16.5 million, or $.34 per share, in the fourth quarter of 2024 compared to net income attributable to NL stockholders of $7.6 million, or $.16 per share, in the fourth quarter of 2023. NL’s results include an unrealized loss of $12.0 million in the fourth quarter of 2024 compared to a $2.4 million unrealized gain in the fourth quarter of 2023 related to the change in value of marketable equity securities. For the full year of 2024, NL reported net income attributable to NL stockholders of $67.2 million, or $1.38 per share, compared to a net loss attributable to NL stockholders of $2.3 million, or $.05 per share for the full year of 2023. NL’s full year results include an unrealized gain of $9.8 million in 2024 compared to an unrealized loss of $8.1 million in 2023 related to the change in value of marketable equity securities. Net income per share attributable to NL stockholders for the fourth quarter and for the full year of 2024 includes aggregate income of $31.4 million ($24.8 million, $.51 per share, net of tax) related to an environmental remediation settlement, including income of $21.8 million related to the adjustment of an associated environmental accrual and $9.6 million received from former customers.

CompX’s net sales were $38.4 million for the fourth quarter of 2024 compared to $43.2 million in the fourth quarter of 2023 and $145.9 million for the year ended December 31, 2024 compared to $161.3 million for the full year of 2023. Net sales decreased in the fourth quarter of 2024 compared to the same period in 2023 predominantly due to lower Security Products sales to a government security customer, partially offset by higher Marine Components sales to the towboat and government markets. Security Products fourth quarter 2023 net sales include sales to a government security customer for a pilot project that did not continue in 2024. Net sales decreased for the full year of 2024 compared to the same period in 2023 primarily due to lower Marine Components sales to the towboat market and lower Security Products sales in the third and fourth quarters to a government security customer related to the pilot project noted above. CompX’s segment profit (a non-GAAP measure defined as gross margin less selling, general and administrative expenses directly attributable to CompX) was $4.9 million for the fourth quarter of 2024 compared to $7.4 million for the fourth quarter of 2023 and $17.0 million for the full year of 2024 compared to $25.4 million for the same prior year period. CompX’s segment profit decreased in the fourth quarter of 2024 compared to the same period in 2023 due to lower sales and a lower gross margin percentage at Security Products, partially offset by higher Marine Components sales and gross margin percentage. CompX’s segment profit decreased for the full year of 2024 compared to 2023 primarily due to lower sales and gross margin at both Security Products and Marine Components.

NL recognized equity in losses of Kronos of $4.0 million in the fourth quarter of 2024 compared to equity in losses of $1.6 million in the same period of 2023 and equity in earnings of Kronos of $26.4 million in the full year of 2024 compared to equity in losses of $15.0 million in the full year of 2023.

As previously reported, effective July 16, 2024, Kronos acquired the 50% joint venture interest in Louisiana Pigment Company, L.P. (“LPC”) previously held by Venator Investments, Ltd. Prior to the acquisition, Kronos held a 50% joint venture interest in LPC. Following the acquisition, LPC became a wholly-owned subsidiary of Kronos. The results of operations of LPC have been included in Kronos’ results of operations beginning as of the acquisition date. Kronos’ net income for the full year of 2024 includes the recognition of an aggregate non-cash gain of $64.5 million ($12.3 million or $.25 per share, net of tax, attributable to NL stockholders) associated with the remeasurement of its investment in LPC as a result of the acquisition.

Kronos’ net sales of $423.1 million in the fourth quarter of 2024 were $23.0 million, or 6%, higher than in the fourth quarter of 2023. Kronos’ net sales of $1.9 billion for the full year of 2024 were $220.6 million, or 13%, higher than the full year of 2023. Kronos’ net sales increased in the fourth quarter of 2024 compared to the fourth quarter of 2023 primarily due to the effects of higher sales volumes due to strengthening demand for TiO2 in all its major markets and higher average TiO2 selling prices. Net sales increased for the full year of 2024 compared to the same period in 2023 primarily due to the net effects of higher sales volumes and lower average TiO2 selling prices. Kronos’ TiO2 sales volumes were 4% higher in the fourth quarter of 2024 as compared to the fourth quarter of 2023 and 20% higher in the full year of 2024 as compared to the full year of 2023. Kronos’ sales volumes resulting from the LPC acquisition did not materially impact prior period comparisons. Kronos’ average TiO2 selling prices were 2% higher in the fourth quarter of 2024 (primarily from its European and export markets) as compared to the fourth quarter of 2023 but 5% lower in the full year of 2024 as compared to the full year of 2023. For the full year, changes in product sales mix negatively affected net sales, primarily due to changes in product sales mix in export markets in 2024 as compared to 2023. Changes in currency exchange rates had a nominal effect on Kronos’ net sales in the fourth quarter of 2024 as compared to the fourth quarter of 2023; however, changes in currency exchange rates (primarily the euro) increased its net sales by approximately $5 million in the full year of 2024 as compared to the full year of 2023. The table at the end of this press release shows how each of these items impacted Kronos’ net sales.

Kronos’ income from operations in the fourth quarter of 2024 was $28.6 million as compared to a loss from operations of $5.7 million in the fourth quarter of 2023. For the full year of 2024, Kronos’ income from operations was $122.9 million as compared to a loss from operations of $56.0 million in 2023. Kronos’ income from operations increased in the fourth quarter of 2024 compared to the fourth quarter of 2023 primarily due to an increase in sales and production volumes, lower production costs (primarily energy and raw materials) and higher average TiO2 selling prices. Kronos’ income from operations increased for the full year of 2024 compared to the same period in 2023 primarily due to the net effects of an increase in sales and production volumes, lower production costs (primarily energy and raw materials) and lower average TiO2 selling prices. Due to improved overall demand and a more favorable production cost environment, Kronos increased its production rates to 96% of practical capacity utilization in the full year of 2024 (87%, 99%, 92% and 97% in the first, second, third and fourth quarters of 2024, respectively) compared to 72% in the full year of 2023 (76%, 64%, 73% and 75% in the first, second, third and fourth quarters of 2023, respectively). As a result, Kronos’ unabsorbed fixed production costs in the full year of 2024 were $12 million (incurred in the first quarter) compared to $96 million in the full year of 2023. Kronos’ sales and production volumes resulting from the LPC acquisition did not materially impact comparisons to the prior periods. During the third quarter of 2024, Kronos completed the closure of its sulfate process line in Canada and Kronos’ income from operations for the full year of 2024 includes non-cash charges of approximately $14 million related to accelerated depreciation and a charge of approximately $2 million related to workforce reductions. Kronos’ selling, general and administrative expense for the full year of 2024 includes $2.2 million of transaction costs incurred in connection with the LPC acquisition. Fluctuations in currency exchange rates (primarily the euro) increased Kronos’ income from operations by approximately $10 million in the full year of 2024 as compared to 2023. Fluctuations in currency exchange rates had a nominal effect on Kronos’ income from operations in the fourth quarter of 2024 as compared to the fourth quarter of 2023.

NL’s equity in losses of Kronos for the fourth quarter of 2024 and equity in earnings of Kronos for the full year of 2024 include a loss of $5.1 million ($4.0 million, or $.08 per share, net of tax) related to Kronos’ increased tax expense resulting from final tax regulations on the treatment of certain currency translation gains and losses, which resulted in a non-cash deferred income tax expense and a loss of $2.5 million ($2.0 million, or $.04 per share, net of tax) related to Kronos’ increased tax expense resulting from the recognition of a deferred income tax asset valuation allowance related to its Belgian net deferred tax assets, which resulted in a non-cash deferred income tax expense. Additionally, NL’s equity in earnings of Kronos for the full year of 2024 includes a loss of $.3 million ($.3 million, or $.01 per share, net of tax) related to Kronos’ write-off of deferred financing costs.

NL’s equity in earnings of Kronos for the  full year of 2023 includes an insurance settlement gain related to a 2020 business interruption insurance claim of $.6 million ($.5 million, or $.01 per share, net of tax), a fixed asset impairment related to the write-off of certain costs resulting from a capital project termination of $.9 million ($.7 million, or $.01 per share, net of tax), and restructuring costs related to workforce reductions of $1.3 million ($1.0 million, or $.02 per share, net of tax).

Excluding the effects of the environmental remediation settlement discussed above, corporate expenses in the fourth quarter and for the full year of 2024 were comparable to the same periods of 2023. Interest and dividend income in the fourth quarter of 2024 were comparable to the fourth quarter of 2023. Interest and dividend income for the full year of 2024 increased $1.4 million compared to the same period of 2023 primarily due to higher average interest rates on invested balances somewhat offset by lower average balances on CompX’s revolving promissory note from Valhi. Marketable equity securities represent the change in unrealized gains (losses) on our portfolio of marketable equity securities during the periods.

Net income per share attributable to NL stockholders for the full year of 2024 includes income of $1.4 million ($1.1 million, or $.02 per share, net of tax) related to insurance recoveries. Net loss per share attributable to NL stockholders for the full year of 2023 includes a non-cash loss of $4.9 million ($3.9 million, or $.08 per share, net of tax) due to the termination of our U.K. pension plan recognized in the second quarter.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Although we believe the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, we continue to face many risks and uncertainties. Factors that could cause actual future results to differ materially include, but are not limited to:

●	Future supply and demand for our products;
●	Kronos’ ability to realize expected cost savings from strategic and operational initiatives;
●	Kronos’ ability to integrate acquisitions, including Louisiana Pigment Company, L.P. (“LPC”) into its operations and realize expected synergies and innovations;
●	The extent of the dependence of certain of our businesses on certain market sectors;
●	The cyclicality of our businesses (such as Kronos’ TiO2 operations);
●	Customer and producer inventory levels;
●	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry);
●	Changes in raw material and other operating costs (such as energy, ore, zinc, aluminum, steel and brass costs) or the implementation of tariffs on imported raw materials and our ability to pass those costs on to our customers or offset them with reductions in other operating costs;
●	Changes in the availability of raw material (such as ore);
●	General global economic and political conditions that harm the worldwide economy, disrupt our supply chain, increase material and energy costs or reduce demand or perceived demand for Kronos’ TiO2 and our products or impair our ability to operate our facilities (including changes in the level of gross domestic product in various regions of the world, tariffs, natural disasters, terrorist acts, global conflicts and public health crises);
●	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions, certain regional and world events or economic conditions and public health crises);
●	Technology related disruptions (including, but not limited to, cyber-attacks; software implementation, upgrades, or improvements; technology processing failures; or other events) related to our technology infrastructure that could impact our ability to continue operations, or at key vendors which could impact our supply chain, or at key customers which could impact their operations and cause them to curtail or pause orders;
●	Competitive products and substitute products;
●	Competition from Chinese suppliers with less stringent regulatory and environmental compliance requirements;
●	Customer and competitor strategies;
●	Potential consolidation of Kronos’ competitors;
●	Potential consolidation of Kronos’ customers;
●	The impact of pricing and production decisions;
●	Competitive technology positions;
●	Our ability to protect or defend intellectual property rights;

●	Potential difficulties in integrating future acquisitions;
●	Potential difficulties in upgrading or implementing accounting and manufacturing software systems;
●	The introduction of new, or changes in existing, tariffs, trade barriers or trade disputes (including tariffs imposed by the U.S. federal government on imports from Canada, where Kronos has a manufacturing facility);
●	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar and between the euro and the Norwegian krone), or possible disruptions to our business resulting from uncertainties associated with the euro or other currencies;
●	Decisions to sell operating assets other than in the ordinary course of business;
●	Kronos’ ability to renew or refinance credit facilities or other debt instruments in the future;
●	Changes in interest rates;
●	Kronos’ ability to comply with covenants contained in its revolving bank credit facility;
●	Our ability to maintain sufficient liquidity;
●	The timing and amounts of insurance recoveries;
●	The ability of our subsidiaries or affiliates to pay us dividends;
●	Uncertainties associated with CompX’s development of new products and product features;
●	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform;
●	Our ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefits of which may or may not have been recognized under the more-likely-than-not recognition criteria;
●	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities or new developments regarding environmental remediation or decommissioning obligations at sites related to our former operations);
●	Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including us, with respect to asserted health concerns associated with the use of such products), including new environmental, sustainability, health and safety or other regulations (such as those seeking to limit or classify TiO2 or its use);
●	The ultimate resolution of pending litigation (such as our lead pigment and environmental matters); and
●	Pending or possible future litigation (such as litigation related to CompX’s use of certain permitted chemicals in its productions process) or other actions.

Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected. We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

NL Industries, Inc. is engaged in component products (security products and recreational marine components) and chemicals (TiO2) businesses.

Investor Relations Contact

Bryan A. Hanley

Senior Vice President and Treasurer

(972) 233-1700

NL INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except earnings per share)

	Three months ended		Year ended
	December 31,		December 31,
	2023	2024	2023	2024

	(unaudited)
Net sales	$43.2	$38.4	$161.3	$145.9
Cost of sales	29.6	27.4	112.1	104.6

Gross margin	13.6	11.0	49.2	41.3

Selling, general and administrative expense	6.2	6.1	23.8	24.3
Other operating income (expense):
Insurance recoveries	.1	.1	.5	1.4
Corporate income (expense), net	(2.7)	28.7	(11.8)	19.5

Income from operations	4.8	33.7	14.1	37.9

Equity in earnings (losses) of Kronos Worldwide, Inc.	(1.6)	(4.0)	(15.0)	26.4

Other income (expense):
Interest and dividend income	3.1	3.1	9.6	11.0
Marketable equity securities	2.4	(12.0)	(8.1)	9.8
Loss on pension plan termination	—	—	(4.9)	—
Other components of net periodic pension and OPEB cost	(.3)	(.3)	(1.4)	(1.2)
Interest expense	(.1)	(.1)	(.7)	(.6)

Income (loss) before income taxes	8.3	20.4	(6.4)	83.3

Income tax expense (benefit)	(.2)	3.3	(7.0)	14.1

Net income (loss)	8.5	17.1	.6	69.2

Noncontrolling interest in net income of subsidiary	.9	.6	2.9	2.0

Net income (loss) attributable to NL stockholders	$7.6	$16.5	$(2.3)	$67.2

Net income (loss) per share attributable to NL stockholders	$.16	$.34	$(.05)	$1.38

Weighted average shares used in the calculation of net income (loss) per share	48.8	48.8	48.8	48.8

NL INDUSTRIES, INC.

COMPONENTS OF INCOME FROM OPERATIONS

(In millions)

	Three months ended		Year ended
	December 31,		December 31,
	2023	2024	2023	2024

	(unaudited)
CompX segment profit	$7.4	$4.9	$25.4	$17.0
Insurance recoveries	.1	.1	.5	1.4
Corporate income (expense), net	(2.7)	28.7	(11.8)	19.5

Income from operations	$4.8	$33.7	$14.1	$37.9

CHANGE IN KRONOS’ NET SALES

(unaudited)

	Three months ended	Year ended
	December 31,	December 31,
	2024 vs. 2023	2024 vs. 2023

Percentage change in net sales:
TiO2 sales volume	4%	20%
TiO2 product pricing	2	(5)
TiO2 product mix/other	—	(2)
Changes in currency exchange rates	—	—

Total	6%	13%